Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appears in BlackRock Emerging Markets Equity Strategies Fund’s (one of the series constituting BlackRock Funds) Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 27, 2017